FOR RELEASE
November 6, 2006

Rochester Medical Corporation Awarded National Group Purchasing Contract For Urological
Products

Stewartville, MN November 6, 2006

Rochester Medical Corporation (NASDAQ:ROCM) today announced that group purchasing organization, Premier Purchasing Partners, L.P. (“Premier”) has awarded the Company a national contract for supplying Premier’s participating members with urological products, including Rochester Medical’s line of infection control catheters.

Premier is one of the largest Group Purchasing Organizations in the United States with over $27 billion in contract purchases per year. Its members include more than 1,500 hospital facilities and hundreds of other care sites.

The contract has a 27 month term from the effective date of March 1, 2007. Initial marketing efforts are expected to commence prior to that date. The contract includes Rochester Medical’s Foley Catheters (including its infection control catheters), Male External Catheters, Intermittent Catheters, and Urethral Inserts.

Commenting on the news, Company CEO and President Anthony J. Conway said, “I am very pleased to make this announcement. Rochester Medical products offer Premier’s member hospitals and other care facilities important new choices for advanced catheter technologies which provide unique benefits for their patients. We welcome this opportunity and look forward to working with Premier and with its membership to build a relationship of trust, value, and innovation that cost-effectively brings patients the benefits of the most advanced products in their classes.”

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.